Exhibit 16

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

USA

July 2, 2015

Commissioners:

We have read the statements made by Blue Capital Reinsurance Holdings Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Blue Capital Reinsurance Holdings Ltd. dated June 30, 2015.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers Ltd.

PricewaterhouseCoopers Ltd., Chartered Professional Accountants, P.O. Box HM 1171, Hamilton HM EX, Bermuda

T: +1 (441) 295 2000, F:+1 (441) 295 1242, www.pwc.com/bermuda

 “PwC” refers to PricewaterhouseCoopers Ltd. (a Bermuda limited company), which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.